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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C. 20549

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                                   FORM 11-K

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[ X ]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
        ACT OF 1934 [FEE REQUIRED]


For the fiscal year ended December 31, 1993.

                                    OR

[   ]   TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
        EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

    For the transition period from               to
                                   --------------  --------------
    Commission file number                     1-368-2
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     A.  Full title of the plan and the address of the plan, if different from that of the issuer named below:

                 Chevron Corporation Profit Sharing/Savings Plan

     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                             Chevron Corporation
                               225 Bush Street
                           San Francisco, CA 94104

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                                  SIGNATURES

      THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Date   June 8, 1994                             H.P. Walker
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                                   Chevron Corporation Plan Administrator,
                                    By: H.P. Walker, Assistant Secretary,
                                              Chevron Corporation



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                                  APPENDIX

            DESCRIPTION OF MATERIAL OMITTED FROM ELECTRONIC FILING

               CHEVRON CORPORATION PROFIT SHARING/SAVINGS PLAN


Material Omitted
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Financial Statements of the Chevron Corporation Profit Sharing/Savings Plan
for the plan year ended December 31, 1993, prepared in accordance with the financial reporting requirements of ERISA filed in paper format under cover of Form S-E.